Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights of CVEST,” “Senior Securities of CVEST,” “Financial Highlights of MPCF,” “Independent Registered Public Accounting Firm,” and “Annex A—Merger Agreement” in the joint proxy statement/prospectus included in this Registration Statement (Form N-14) of John Hancock Comvest Private Income Fund.

We also consent to the incorporation by reference of our report dated February 25, 2026, with respect to the consolidated financial statements of Manulife Private Credit Fund included in the Annual Report (Form 10-K) for the year ended December 31, 2025, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

September 4, 2026